UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ACREAGE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1463868
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

366 Madison Avenue, 11th Floor, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Class E subordinate voting shares
(Title of Class)

Class D subordinate voting shares
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The description of securities contained in the Definitive Proxy Statement on Schedule 14A of Acreage Holdings, Inc. (the “Registrant”), filed with the Securities and Exchange Commission on August 17, 2020 (the “Definitive Proxy Statement”), is incorporated by reference into this registration statement.

Voting Limitations

There are no limitations on the right of nonresident or foreign owners to hold or vote the Registrant’s securities imposed by foreign law or by the articles or bylaws of the Registrant.

Exchange Controls

Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws in Canada or exchange restrictions affecting the remittance of dividends, profits, interest, royalties and other payments to non-resident holders of the Registrant’s securities, except as discussed under the header “Certain United States Federal Income Tax Considerations” in the Definitive Proxy Statement.

There are no limitations under the laws of Canada or in the organizing documents of the Registrant on the right of foreigners to hold or vote securities of the Company, except that the Investment Canada Act may require review and approval by the Minister of Industry (Canada) of certain acquisitions of “control” of the Registrant by a “non-Canadian”. The threshold for acquisitions of control is generally defined as being one-third or more of the voting shares of the Registrant. “Non-Canadian” generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

Item 2. Exhibits.

Exhibit No.	Description of Document

3.1	Amended Articles of Incorporation.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 23, 2020

ACREAGE HOLDINGS, INC.

By:	/s/ Glen Leibowitz
Glen Leibowitz
Chief Financial Officer